                                                                Exhibit 99.1
For Immediate Release
January 10, 2008

                     NORDSTROM REPORTS DECEMBER 2007 SALES

      SEATTLE - January 10, 2008 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $1,222.9 million for the five-week period ending January 5, 2008, a decrease of 3.8 percent compared to sales of $1,271.3 million for the five-week period ending December 30, 2006. Same-store sales decreased
4.0 percent.

      Due to the calendar shift in the 2007 retail 4-5-4 calendar, a week of holiday shopping shifted from December to November results, which negatively impacted December results. Our preliminary quarter-to-date same-store sales, which combine November and December results, increased 0.7 percent. Quarter-to-date total sales increased 0.3 percent, from $2.02 billion in 2006 to $2.03 billion in 2007.

     Preliminary year-to-date sales of $8.34 billion increased 4.9 percent compared to sales of $7.95 billion during the comparable period in 2006. Year-to-date same-store sales increased 4.5 percent.

Sales Recording

      To hear Nordstrom's pre-recorded December sales message, please dial
(402) 220-6036.  This recording will be available for one week.

DECEMBER SALES RESULTS

SALES SUMMARY                           Total Sales (1)                  Same-store Sales (2)
(unaudited; $ in millions)              -----------                      ----------------
                                                       Percent
                              Fiscal         Fiscal    Increase/               Full-line   Rack
                               2007           2006    (Decrease)       Total    Stores    Stores
                              ------         ------    --------       ------   ---------   ------
December                    $1,222.9       $1,271.3     (3.8%)         (4.0%)    (6.6%)     5.4%

Quarter-to-date             $2,027.8       $2,020.8      0.3%           0.7%     (1.0%)     7.4%

Year-to-date                $8,341.6       $7,950.6      4.9%           4.5%      3.1%      9.2%

Number of stores(3)
     Full-line                 101               99
     Rack and other             55               53
     Faconnable boutiques        0               41
                               ---              ---
     Total                     156              193

Gross square footage    20,502,000       20,315,000

(1)Total sales results include the impact of the sales return reserve and sales from our international Faconnable boutiques through August 31, 2007 and our domestic Faconnable boutiques through October 31, 2007.
(2)Same-store sales results exclude the impact of the sales return reserve and sales from Faconnable.
(3)On October 31, 2007, we completed the previously announced sale of Faconnable.

Future Reporting Dates
      Nordstrom's financial release calendar for the next three months is currently planned as follows:

         January Sales Release                  Thurs., February 7, 2008
         Fourth Quarter Earnings Release        Mon., February 25, 2008
         February Sales Release                 Thurs., March 6, 2008
         March Sales Release                    Thurs., April 10, 2008

      Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 101 Full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                  Media Contact:
Chris Holloway, 206-303-3290       Michael Boyd, 206-373-3038

Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.